Registration No. 333-115902

Registration No. 333-134531

Registration No. 333-150908

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-115902

FORM S-8 REGISTRATION STATEMENT NO. 333-134531

FORM S-8 REGISTRATION STATEMENT NO. 333-150908

UNDER

THE SECURITIES ACT OF 1933

ZENITH NATIONAL INSURANCE CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2702776
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

21255 Califa Street

Woodland Hills, California 91367

(Address of Principal Executive Offices) (Zip Code)

Zenith National Insurance Corp. 2004 Restricted Stock Plan

(Full Title of the Plan)

Michael E. Jansen

Zenith National Insurance Corp.

21255 Califa Street

Woodland Hills, California 91367

(Name and Address Of Agent For Service)

(818) 713-1000

(Telephone Number, Including Area Code, Of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if smaller reporting company)

DEREGISTRATION OF SECURITIES

On May 26, 2004, Zenith National Insurance Corp. (the “Registrant”), filed Registration Statement No. 333-115902 on Form S-8 (the “2004 Registration Statement”) pursuant to which the Registrant registered the offering of 250,000 shares of its common stock, par value $1.00 per share (the “Common Stock”) under the Zenith National Insurance Corp. 2004 Restricted Stock Plan (the “Restricted Stock Plan”).  On October 11, 2005, the Registrant effected a 3-for-2 stock split in the form of a stock dividend.  As a result of the antidilution provision of the Restricted Stock Plan, the number of shares of Common Stock available to be offered under the 2004 Registration Statement increased to 375,000 shares.

On May 26, 2006, the Registrant filed Registration Statement No. 333-134531 on Form S-8 (the “2006 Registration Statement”) registering the offering of an additional 250,000 shares of Common Stock to be offered or sold by the Registrant under the Restricted Stock Plan.

On May 14, 2008, the Registrant filed Registration Statement No. 333-150908 on Form S-8 (the “2008 Registration Statement”) registering the offering of an additional 370,000 shares of Common Stock to be offered or sold by the Registrant under the Restricted Stock Plan.

On May 20, 2010, pursuant to the Agreement and Plan of Merger dated as of February 17, 2010, among Fairfax Financial Holding Limited, a Canadian corporation (“Parent”), Fairfax Investments II USA Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant with the Registrant continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”).  As a result of the Merger, the Registrant has terminated all offerings of Common Stock pursuant to its existing registration statements, including the 2004 Registration Statement, the 2006 Registration Statement and the 2008 Registration Statement. Shares of Common Stock will no longer be offered or sold under the Restricted Stock Plan.  In accordance with an undertaking made by the Registrant in each of the 2004 Registration Statement, the 2006 Registration Statement and the 2008 Registration Statement to remove from registration, by means of a post-effective amendment, any shares of Common Stock that remain unsold at the termination of the relevant offering, the Registrant hereby removes from registration all shares of its Common Stock previously authorized under any of the 2004 Registration Statement, the 2006 Registration and the 2008 Registration Statement to be offered or sold by the Registrant under the Restricted Stock Plan and that remained unsold as of the effective time of the Merger.

This Post-Effective Amendment No. 1 is being filed in accordance with the requirements of Item 512(a)(3) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Woodland Hills, State of California, on this 24th day May, 2010.

ZENITH NATIONAL INSURANCE CORP.

By:	/s/ Michael E. Jansen
Michael E. Jansen
Executive Vice President and General Counsel